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                                  EXHIBIT 23.1




                          INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Amendment No. 3 to the Registration Statement dated May 14, 2001 of Retrac Medical, Inc. (Form SB-2) of our report dated March 15, 2001, except for the fifth paragraph of Note 8(G) which is as of May 9, 2001, the second paragraph of Note 10, which is as of April 11, 2001, and the first paragraph of Note 16, which is as of April 25, 2001, with respect to the consolidated financial statements of Retrac Medical, Inc., appearing in the Prospectus, which is part of the Registration Statement filed with the Securities and Exchange Commission.

We also consent to the reference to us under the heading, "Experts" in such Prospectus.



/S/ M. R. Weiser & Co. LLP
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M. R. Weiser & Co. LLP




New York, NY
May 14, 2001